SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                              [Amendment No. ____]

Filed by the Registrant                                |X|
Filed by a Party other than the Registrant             |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            AmeriVest Properties Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.   Title of each class of securities to which transaction applies:
          Not applicable

     2.   Aggregate number of securities to which  transaction  applies:
          Not applicable

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          Not applicable

     4.   Proposed maximum aggregate value of transaction:
          Not applicable

     5.   Total fee paid:
          Not applicable

|_|  Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid: Not applicable
     2.   Form, Schedule or Registration Statement No.: Not applicable
     3.   Filing Party: Not applicable
     4.   Date Filed: Not applicable

                            AMERIVEST PROPERTIES INC.
                          1800 Glenarm Place, Suite 500
                             Denver, Colorado 80202
                                 (303) 297-1800

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to be held June 6, 2000

     The Annual Meeting Of Shareholders of AmeriVest Properties Inc. (the "Company") will be held on June 6, 2000 at 10:00 a.m. (Denver time) at the Westin Hotel, 1672 Lawrence Street, Denver, Colorado 80202, for the following purposes:

     1. To elect three Class 1 directors, one Class 2 director and one Class 3 director to our Board Of Directors;

     2. To consider and vote upon the approval of the issuance to Sheridan Realty Advisors, LLC five-year warrants to purchase up to 750,000 shares of our common stock at $5 per share, designed to provide incentive compensation for Sheridan Realty Advisors' performance pursuant to an agreement entered into between us and Sheridan Realty Advisors;

     3. To ratify the selection of Arthur Andersen LLP to serve as our independent certified accountants for the year ending December 31, 2000; and

     4. To transact any other business that properly may come before the meeting.

     Only the shareholders of record as shown on the transfer books of the Company at the close of business on April 24, 2000 are entitled to notice of, and to vote at, the shareholders meeting.

     All shareholders, regardless of whether they expect to attend the meeting in person, are requested to complete, date, sign and return promptly the enclosed form of proxy in the accompanying envelope (which requires no postage if mailed in the United States). The person executing the proxy may revoke it at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the shareholders meeting, that the proxy be returned.

     ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE SHAREHOLDER MEETING.

                                             By the Board Of Directors


                                             /s/ CHARLES K. KNIGHT
                                             ---------------------
                                             CHARLES K. KNIGHT
                                             Corporate Secretary

Denver, Colorado
May 2, 2000

                                 PROXY STATEMENT

                            AMERIVEST PROPERTIES INC.
                          1800 Glenarm Place Suite 500
                             Denver, Colorado 80202
                                 (303) 297-1800

                         ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                  June 6, 2000

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board Of Directors of AmeriVest Properties Inc., a Maryland corporation (the "Company"), to be voted at the Annual Meeting Of Shareholders of the Company to be held at 10:00 a.m. (Denver time) on June 6, 2000 at the Westin Hotel, 1672 Lawrence Street, Denver, Colorado 80202 or at any adjournment or postponement of the meeting. We anticipate that this Proxy Statement and the accompanying form of proxy will be first mailed or given to shareholders on or about May 2, 2000.

     The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted as follows: (1) for James F. Etter, John A. Labate and Harry P. Gelles as the nominees for Class 1 directors, for Charles K. Knight as the nominee for Class 2 director and for William T. Atkins as the nominee for Class 3 director; (2) in favor of issuing 750,000 five-year warrants to purchase our common stock designed to provide incentive compensation for Sheridan Realty Advisors; and (3) in favor of the selection of Arthur Andersen LLP as our independent auditors, all as described in this Proxy Statement.

     Members of our Board of Directors who are recommending these proposals, including the proposal to issue warrants to Sheridan Realty Advisors, are owners and managers of Sheridan Realty Advisors. These relationships are described below under "Transactions Between The Company And Related Parties - Agreement With Sheridan Realty Advisors, LLC" and "Proposal No. 2 - To Approve Issuance Of Warrants."

     A shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the annual meeting, that the proxy be returned.

     The solicitation of proxies is to be made principally by mail; however, following the original solicitation, further solicitations may be made by telephone or oral communication with shareholders. Our officers, directors and employees may solicit proxies, but without compensation for such solicitation other than their regular compensation as employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. All expenses involved in preparing, assembling and mailing this Proxy Statement and the enclosed material will be paid by us. A majority of the issued and outstanding shares of common stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the shareholders.

     Unless the context indicates otherwise, the terms "us", "we", or the "Company" shall be used in the Proxy Statement to include AmeriVest Properties Inc. and all its subsidiaries that existed during the period of reference.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     Our Articles Of Incorporation provide that our Board Of Directors is divided into three classes, designated Class 1, Class 2 and Class 3. Directors from each class are elected once every three years for a three-year term. John Labate and James F. Etter serve as the Class 1 directors, Charles R. Hoffman serves as the Class 2 director, and Robert J. McFann serves as the Class 3 director. The terms of James F. Etter and John A. Labate expire at the annual meeting. In addition, as required by the terms of the Purchase Agreement for the Keystone Buildings, we appointed two designees of the seller of the Keystone Buildings to serve as directors of the Company. The seller has designated and the Board Of Directors has approved the designation of Charles K. Knight and William T. Atkins as Class 2 and Class 3 directors, respectively. Because Messrs. Knight and Atkins were not elected by the shareholders, our Articles Of

Incorporation provide that their terms expire at the annual meeting. In addition, the Board Of Directors has expanded the number of Directors from six to seven and has recommended that Harry P. Gelles be added to the Board as a Class 1 Director. Mr. Gelles does not currently serve on the Board Of Directors. At the Annual Meeting, the shareholders will elect three Class 1 directors, one Class 2 director and one Class 3 director to hold office until the annual meetings of shareholders to be held in each of the years 2003, 2002 and 2001, respectively, and thereafter until their successors are elected and have qualified. The affirmative vote of a majority of the shares represented at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each shareholder is entitled to one vote for each share of common stock held in the shareholder's name. In the absence of instructions to the contrary, the person named in the accompanying proxy shall vote the shares represented by that proxy for Mr. Labate, Mr. Etter and Mr. Gelles as nominees of the Board Of Directors for Class 1 directors of the Company, for Mr. Knight as nominee of the Board for Class 2 director, and for William T. Atkins as nominee of the Board for Class 3 director.

     There is no nominating committee of the Board Of Directors. Our bylaws provide that the board of directors, or a nominating committee of the Board if one is formed in the future, will consider nominations for directors submitted by shareholders in accordance with the bylaws. To be considered, the nominations generally must be submitted to the secretary of the Company not less than 53 days or more than 90 days prior to any meeting of the shareholders at which directors are to be elected. Each notice of nomination of directors by a shareholder must set forth the following:

     o the name, age, business address and, if known, residence address of each nominee proposed in that notice,

     o the principal occupation or employment of each such nominee for the five years preceding the date of the notice,

     o the number of shares of stock of the Company that are beneficially owned by each nominee, and

     o any arrangement, affiliation, association, agreement or other relationship of the nominee with any shareholder of the Company.

The chairman of any meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded

     Each of Messrs. Labate, Etter, Knight, Gelles and Atkins has consented to be named in this proxy statement as a nominee for director and to serve on the Board if elected. It is not anticipated that each of Messrs. Labate, Etter, Knight, Gelles and Atkins will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person as the Board Of Directors may recommend.

     The following table sets forth, with respect to each director, the director's age, his positions and offices with the Company, the expiration of his term as a director, and the year in which he first became a director. Individual background information concerning each of the directors follows the table. For additional information concerning the directors, including ownership of the our common stock and compensation for serving as a director, see "Executive Compensation", "Stock Ownership Of Directors And Principal Shareholders", and "Certain Transactions With Management And Principal Shareholders".


                                      Position with the Company/
                                      Position with Sheridan Realty   Expiration Of     Initial Date
Name                       Age        Advisors, LLC                  Term As Director   As Director
----                       ---        -------------                  ----------------   -----------

William T. Atkins           50        Chief Executive Officer and       2000 Annual        1999
                                      Director/Chairman of the            Meeting
                                      Advisor

James F. Etter              57        President and Chief Operating     2000 Annual        1995
                                      Officer and a Director              Meeting


                                       2


Harry P. Gelles             66        Nominee for Director                  N/A            N/A

Charles R. Hoffman(1)       63        Chairman Of The Board             2001 Annual        1994
                                                                          Meeting

Charles K. Knight           42        Secretary and Director/           2000 Annual        1999
                                      President of the Advisor            Meeting

John A. Labate(1)           51        Director                          2000 Annual        1995
                                                                          Meeting

Robert J. McFann            82        Director                          2002 Annual        1994
                                                                          Meeting
----------


(1)  Member of the Audit Committee of the Board.

     William Atkins has served as a director of the Company since August 1999 and, since December 1999, as our Chief Executive Officer and as Chairman and Chief Executive Officer and managing member of Sheridan Realty Advisors, LLC. Since 1990, he has served as President of Sheridan Realty Corp., of which he is a principal shareholder and co-founder. Sheridan Realty Corp. is involved in the commercial real estate business and serves as the general partner of Sheridan Realty Partners, L.P, the former owner of the Keystone Buildings. Since 1996, Mr. Atkins has also served as general partner of Atkins Ltd. Partnership, an investment company. Since 1996, Mr. Atkins has served as a director of Rock River Trust Company, which is involved in trust administration, and from 1996 through 1998 he served as President of Rock River Trust Company. Mr. Atkins earned a Bachelor of Arts degree in economics from Stanford University in 1971.

     James F. Etter has served as our President since May 1995, as our Chief Financial Officer from July 1996 until December 1999 and as our Chief Executive Officer from January 1997 until December 1999. From 1994 until May 1995, Mr. Etter acted as a consultant with respect to real estate acquisitions not related to us. Mr. Etter received his Bachelors of Business Administration and his Masters of Business Administration degrees from the University of Cincinnati. He is a member of the Financial Executives Institute and the National Investors Relations Institute.

     Harry P. Gelles has been a private investor since 1985. During 1998, Mr. Gelles briefly served as a Managing Director of Cruttenden Roth, Inc. Mr. Gelles has fifteen years experience in investment banking, serving as a senior executive with White Weld & Co., Dean Witter, Goldman Sachs & Company and Chelsea Management Company. Mr. Gelles also has extensive experience in real estate with Del Webb Corporation for eight years and as a private investor in several real estate development projects in Colorado Springs, Phoenix and Sacramento. Mr. Gelles serves on the Board of Directors of Investors Research Fund, Inc., a public mutual fund company, and on numerous private and charitable boards. Mr. Gelles received his Bachelor of Arts and Master of Business Administration degrees from Harvard University.

     Charles R. Hoffman has served as a director of the Company since August 1994 and as Chairman Of The Board since May 1995. Mr. Hoffman has also been a member of the Audit Committee of the Board since July 1995. In July 1994, Mr. Hoffman retired as President of Texaco Pipeline Inc. In that capacity he had executive responsibility for more than 1,200 employees and over 2,900 miles of pipeline. He also has experience in the crude oil terminal and transportation business with Getty Pipeline, Inc., Getty Trading And Transportation Company, and Skelly Pipeline, Inc. He has served on the boards of directors of a number of pipeline companies and as president of two pipeline systems. Mr. Hoffman received his Bachelor of Science and Masters of Science/Civil Engineering degrees from the Missouri School Of Mines and Metallurgy.

     Charles K. Knight has served as a director of the Company since August 1999 and, since December 1999, as a Vice President, our corporate Secretary and as the President and managing member of Sheridan Realty Advisors, LLC. Since 1998, Mr. Knight has served as Vice President and a member of Sheridan Development, LLC. From 1996 through 1998, Mr. Knight was the owner and served as the President of Abaco Investment Group, a real estate investment company. From 1993 through 1996, Mr. Knight served as Vice President Sales and Marketing of Menda Scientific Products, Inc. Mr. Knight received his Bachelor of Administration degree in Experimental Psychology from the University of California at Santa

Barbara in 1977, and his Juris Doctor and Master of Business Administration degrees from the University of California at Los Angeles in 1982. Mr. Knight is licensed to practice law in the States of Colorado and New York and maintains an inactive license in California.

     John A. Labate has served as a director of the Company since May 1995 and as a member of both the Audit Committee and the Acquisitions Committee of the Board since July 1995. Since September 1999, Mr. Labate has been Vice President and Chief Financial Officer of Optical Security Group, Inc. From 1997 to August 1999, Mr. Labate was Vice President and Chief Financial Officer of GeoBiotics, Inc., a Denver based mineral technology company. Prior to 1997, Mr. Labate served as the Chief Financial Officer, Secretary, and Treasurer of Crown Resources Corporation, a publicly traded, Denver, Colorado based international gold mining and exploration company. Mr. Labate received his Bachelor of Science degree in accounting from San Diego State University.

     Robert J. McFann has served as a director of the Company since August 1994. He also served as our corporate Secretary from May 1995 until December 1999. Mr. McFann has been a member of the Acquisitions Committee of the Company's Board since July 1995. Prior to his retirement in 1996, Mr. McFann was the principal owner and President of Hy Grade Meat Company, a private company that grew to a mid-sized hotel and restaurant supply house under his direction. Prior to 1996, he also was a member of the Board Of Directors of the Bank Of Aurora.

Board and Committee Meetings

     The Board maintains an Audit Committee and during 1999 maintained an Acquisitions Committee, which was terminated in 2000. The Audit Committee was formed to perform the following functions: recommend to the Board the independent auditors to be employed; discuss the scope of the independent auditors' examination; review the financial statements and the independent auditors' report; solicit recommendations from the independent auditors regarding internal controls and other matters; review all related party transactions for potential conflicts of interest; make recommendations to the Board; and perform other related tasks as requested by the Board. During the year ended December 31, 1999, the Audit Committee, currently consisting of Messrs. Hoffman and Labate, met once.

     The Acquisitions Committee was formed to perform the following functions: recommend to the Board an acquisitions policy and strategy; review and update the acquisitions policy and strategy periodically; review proposed acquisitions and make recommendations to the Board concerning those acquisitions; and perform other related tasks as requested by the Board. During the year ended December 31, 1999, the Acquisitions Committee, currently consisting of Messrs. Etter, Labate and McFann, did not meet because the Board in full conducted its functions. The Acquisitions Committee was terminated in 2000.

     The Board Of Directors met 12 times during 1999 and each director participated in at least 75 percent of those meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. We believe that during the year ended December 31, 1999, our officers and directors complied with all Section 16(a) filing requirements. We do not believe there are any holders of more than 10% of our common stock. Subject to certain exceptions in connection with a tender offer or an underwriting, our bylaws specifically prohibit any person from owning more than 9.8 percent of our common stock. In making these statements, we have relied upon the written representations of its directors and officers and our review of the monthly statements of changes filed with us by our officers and directors.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth in summary form the compensation received during each of the last three completed fiscal years by William T. Atkins, our Chief Executive Officer, and James F. Etter, our President. No other employees received total salary and bonus exceeding $100,000 during any of the last three fiscal years.

                                              Summary Compensation Table
                                              --------------------------

                                                                                 Long Term Compensation
                                                                             ------------------------------
                                         Annual Compensation                 Awards                 Payouts
                            ---------------------------------------------    ------------------------------

                                                             Other Annual   Restricted            All other
                            Fiscal    Salary    Bonus        Compensation     Stock     Options    Payouts   Compensation
Name and Principal Position  Year     ($)(1)    ($)(2)          ($)(3)      Awards(#)     ($)       ($)(3)      ($)(4)
-------------------------------------------------------------------------------------------------------------------------

William Atkins (5)           1999    $    -0-       -0-           -0-          -0-      12,000        -0-         -0-
Chief Executive Officer

James F. Etter               1999    $120,750   $15,326 (6)   $15,000 (7)      -0-         -0-        -0-         -0-
President                    1998    $115,000   $20,000       $15,000 (7)      -0-      10,000        -0-         -0-
                             1997    $100,000   $15,000       $ 9,000 (8)      -0-      20,000        -0-         -0-
----------

(1)  The dollar value of base salary (cash and non-cash) received.

(2) The dollar value of bonus (cash and non-cash) received during the year indicated.

(3) The Company does not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year except for our 1995 Stock Option Plan and 1998 Stock Option Plan. The Company has entered into an agreement with Sheridan Realty Advisors, LLC that provides for performance-based incentives.

(4) All other compensation received that the Company could not properly report in any other column of the Summary Compensation Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer, and, the full dollar value of the remainder of the premiums paid by, or on behalf of, the Company.

(5)  Mr. Atkins became Chief Executive Officer of the Company on December 22,
     1999.

(6) Consists of $15,326 for accrued vacation time from 1997 through December 31, 1999.

(7) Consists of $12,000 to reimburse for medical and life insurance coverage and a $3,000 contribution to SIMPLE IRA Plan for 1998 and 1999.

(8) Consists of $6,000 to reimburse for medical insurance coverage and a $3,000 contribution to a SIMPLE IRA Plan on behalf of Mr. Etter.

Option Grants Table
-------------------

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1999 to each named executive officer.

              Option Grants For Fiscal Year Ended December 31, 1999
              -----------------------------------------------------

                             % of Total Options
               Options      Granted to Employees   Exercise or Base   Expiration
Name           Granted (#)     in Fiscal Year       Price ($/Share)      Date
----           -----------     --------------       ---------------      ----

William Atkins   12,000            31.2%              $4.813/share      8/12/04
James F. Etter    -0-               N/A                   N/A             N/A

Employment Contracts And Termination Of Employment And Change-In-Control Arrangements

     Advisory Agreement With Sheridan Realty Advisors

     Under an advisory agreement that we entered into with Sheridan Realty Advisors, LLC effective January 1, 2000, Sheridan Realty Advisors will receive incentive compensation in the form of an advisory fee based on new real property acquisitions and up to 750,000 five-year warrants to purchase common stock at $5 per share. Issuance of these warrants is subject to the approval of shareholders and that approval is being requested pursuant to this proxy statement. See below, "Proposal No. 2 - To Approve Issuance Of Warrants". William Atkins, our Chief Executive Officer and a director of the Company, is the co-manager, chairman and a 20.00% owner of Sheridan. Charles K. Knight, our Secretary and a director of the Company, is the co-manager, president and a 20.00% owner of Sheridan. D. Scott Ikenberry, our Chief Financial Officer is the chief financial officer and a 20.00% owner of Sheridan. Messrs. Alexander S. Hewitt and John B. Greenman, each of whom is a Vice President, are the Vice-Chairman and Vice President, respectively, and 20.00% owners of Sheridan.

     Employment Agreement With James F. Etter

     We entered into an employment agreement (the "Etter Agreement") with James
F. Etter, our President, for the period from January 1, 1998 until December 31, 2000, which replaced a previous agreement effective as of January 1, 1996. Pursuant to the Etter Agreement, Mr. Etter will devote substantially all his business time to the Company. For the 1999 fiscal year, the Etter Agreement provided for the payment of salary at the rate of $10,062.50 per month. For the 2000 fiscal year, the Etter Agreement provides for salary at the rate of $10,565.63 per month. Bonuses are payable in the Board's discretion. The Etter Agreement also provides that we will reimburse Mr. Etter for up to $12,000 annually for medical and insurance expenses paid by Mr. Etter until we adopt health care plans covering these matters. Effective January 1, 2000, Mr. Etter is covered under the medical insurance plan maintained by Sheridan Realty Advisors on behalf of all AmeriVest employees.

     On December 9, 1998, the Board granted to Mr. Etter a bonus of $20,000 for 1998 and options to purchase 10,000 shares of common stock. On December 23, 1999, the Board authorized a payment to Mr. Etter of $15,326 for unused accrued vacation.

     The Etter Agreement also provides that if we are acquired by another company, and if the acquiring company does not offer Mr. Etter a position in the Denver area at a salary level equal to or greater than his then current salary, then all unexercised stock options held by Mr. Etter would immediately become exercisable, and we would pay Mr. Etter an amount equal to one year's salary.

     Effective January 1, 2000, we entered into a Severance Protection Agreement with Mr. Etter that is separate from the Etter Agreement. We agreed with Mr. Etter to continue paying him salary and benefits for 18 months if he is terminated by the Company other than for cause. These payments would be reduced by the amount of any severance payments made to Mr. Etter pursuant to the Etter Agreement. Unless earlier terminated, this agreement is in effect until Mr. Etter's 65th birthday.

1995 Stock Option Plan

     Pursuant to our 1995 Stock Option Plan (the "1995 Plan"), we may grant options to purchase an aggregate of 130,000 shares of our common stock to key employees, directors and other persons who have contributed or are contributing to our success. The options granted pursuant to the 1995 Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. With respect to options granted to persons other than our directors who are not also our employees, the 1995 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 1995 Plan. Under the terms of the 1995 Plan, the Board Of Directors is permitted to serve, and has served, as the option committee. In May 1995, four outside directors were granted an aggregate of 48,000 options with an exercise price of $5.00 per share pursuant to the 1995 Plan, one-third of the options granted becoming exercisable on each December 30 for three years thereafter, provided that the recipient was still a director on that date. 12,000 of these options expired without being exercised. In December 1997, three outside directors were granted an aggregate of 36,000 options with an exercise price of $4.4375 per share pursuant to the 1995 Plan, and with one-third of the options granted becoming exercisable on each December 30 for three years thereafter, provided that the recipient was still a director on that date. At

December 31, 1999, options to purchase an aggregate of 125,000 shares of common stock were outstanding under the 1995 Plan. The option committee or the Board may grant additional options to purchase 5,000 shares pursuant to the 1995 Plan.

1998 Stock Option Plan

     Pursuant to our 1998 Stock Option Plan (the "1998 Plan"), we may grant options to purchase an aggregate of 200,000 shares of common stock to key employees, directors and other persons who have or are contributing to our success. The options granted pursuant to the 1998 Plan may be incentive options qualifying for beneficial tax treatment for the recipient, non-qualified options, or non-qualified non-discretionary options. The terms of the 1998 Plan concerning incentive options and non-qualifie options are substantially the same except that only our employees or employees of subsidiaries are eligible for incentive options, and employees and other persons who have contributed or are contributing to our success are eligible for non-qualified options. Non-qualified non-discretionary options may be granted only to outside directors. With respect to options granted to persons other than outside directors, the 1998 Plan also is administered by an option committee that determines the terms of the options subject to the requirements of the 1998 Plan. Under the terms of the 1998 Plan, the Board Of Directors is permitted to serve, and has served, as the option committee. The portion of the 1998 Plan concerning non-qualified, non-discretionary options provides that outside directors automatically receive options to purchase 12,000 shares pursuant to the 1998 Plan at the time of their initial election as an outside director. The options held by outside directors are not exercisable at the time of grant, but options to purchase 4,000 shares become exercisable for each outside director on December 30 of each of the first three years immediately following the date of grant of these options to the outside director. The exercise price for the non-qualified non-discretionary options is the fair market value of the common stock on the date these options are granted. Shares acquired upon exercise of these options cannot be sold for six months following the date of grant. If not previously exercised, non-qualified non-discretionary options that have been granted expire upon the later to occur of five years after the date of grant and two years after the date these options first became exercisable. The non-qualified non-discretionary options also expire 90 days after the optionholder ceases to be our director. At any time all of an outside director's options have become exercisable, non-qualified non-discretionary options to purchase an additional 12,000 shares, which are not exercisable at the time of grant, shall be granted automatically to that outside director.

     All options granted under the 1998 Plan will become fully exercisable upon the occurrence of a change in control of the Company or of certain mergers or other reorganizations or asset sales described in the 1998 Plan. Options granted pursuant to the 1998 Plan are not transferable during the optionee's lifetime. Subject to the other terms of the 1998 Plan, the option committee has discretion to provide vesting requirements and specific expiration provisions with respect to the incentive options and non-qualified options granted. At December 31, 1999, options to purchase 47,000 shares of common stock were outstanding under the 1998 Plan and options to purchase 153,000 were available to be granted pursuant to the 1998 Plan.

Sheridan Realty Advisors' Warrants

     Under an advisory agreement that we entered into with Sheridan Realty Advisors effective January 1, 2000, Sheridan Realty Advisors will receive compensation designed to provide an incentive for its performance in the form of an advisory fee based on new real property acquisitions and up to 750,000 five-year warrants to purchase common stock at $5 per share. Issuance of these warrants is subject to the approval of shareholders and that approval is being requested pursuant to this proxy statement. See below, "Proposal No. 2 - To Approve Issuance Of Warrants." Exercise of the warrants can occur after January 1, 2003 only if another vesting event has occurred. If approved by shareholders, the warrants are to be issued as of January 1, 2000 and 225,000 warrants will vest immediately. The balance of up to 525,000 warrants vest only upon completion of an acquisition, purchase or long-term lease of real property by us in an aggregate exercise price equal to 2.1% of the Equity Value of the property acquired. "Equity Value" is equal to the acquisition price of the property (before expenses of purchase) less any mortgage debt assumed or incurred in connection with the acquisition plus any capital expenditures and lease-up costs incurred in connection with the property during the first 12 months of ownership. The total amount of Equity Value of real property subject to the incentive compensation provision shall not exceed $25 million. As stated above, even after a warrant vests, it is not exercisable until January 1, 2003.

Compensation Of Outside Directors

     We compensate outside directors $250 per month plus $300 for each meeting of the Board that they attend. We also reimburse directors for expenses incurred in attending meetings and for other expenses incurred on our behalf. In addition, each director who is not our employee or an employee of Sheridan Realty Advisors automatically receives non-qualified non-discretionary options to purchase shares of common stock.

                         BENEFICIAL OWNERS OF SECURITIES

     As of March 22, 2000, there were 2,228,850 shares of our common stock outstanding. The following table sets forth certain information as of March 22, 2000, with respect to the beneficial ownership of our common stock by each director and nominee for director, by all executive officers and directors as a group, and by each other person known by us to be the beneficial owner of more than five percent of our common stock:

Name and Address of                  Number of Shares         Percentage of
Beneficial Owner                     Beneficially Owned (1)   Shares Outstanding
----------------                     ----------------------   ------------------

William Atkins                       119,176(2)                      5.3%
1800 Glenarm Place, Suite 500
Denver, Colorado 80202

James F. Etter                       76,479(3)                       3.4%
1800 Glenarm Place, Suite 500
Denver, Colorado 80202

Harry P. Gelles                      -0-                             0.0%
1114 State Street, Suite 236
Santa Barbara, California 93101

Charles R. Hoffman                   79,500(4)                       3.5%
208 Somerset
Bentonville, Arkansas 72712

D. Scott Ikenberry                   -0-                             0.0%
1800 Glenarm Place, Suite 500
Denver, Colorado 80202

Charles K. Knight                    13,343(5)                         *
1800 Glenarm Place, Suite 500
Denver, Colorado 80202

John A. Labate                       24,000(4)                       1.1%
5260 South Beeler Court
Englewood, Colorado 80111

Robert J. McFann                     77,190(4)                       3.4%
3260 Zephyr Court
Wheat Ridge, Colorado 80033

Alexander S. Hewitt                  138,058 (6)                     6.2%
1800 Glenarm Place, Suite 500
Denver, CO 80202

John B. Greenman                     -0-                             0.0%
1800 Glenarm Place, Suite 500
Denver, CO 80202

All Officers And Directors           444,561(2-6)                   18.72%
  As A Group (Nine Persons)

----------

*Less than one percent

(1) "Beneficial ownership" is defined in the regulations promulgated by the SEC as having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes 31,991 shares of common stock owned directly by Mr. Atkins; 83,185 shares owned by a trust company of which Mr. Atkins is a director and in which he disclaims beneficial ownership; 4,000 shares of common stock underlying currently exercisable options. Excludes up to 750,000 incentive warrants to purchase common stock which could be issued to Sheridan Realty Advisors, LLC, a limited liability company of which Mr. Atkins is a managing member and 20% owner. These warrants are subject to shareholder approval and are described above in "Executive Compensation - Sheridan Realty Advisors Warrants" and below in "Transactions Between The Company And Related Parties - Agreement With Sheridan Realty Advisors."

(3) Consists of an aggregate of 22,979 shares of common stock owned by Mr. Etter, his wife, and minor daughter, 48,000 shares of common stock underlying currently exercisable options, and an aggregate of 5,500 shares of common stock underlying common stock purchase warrants owned by Mr. Etter and his wife. See "Executive Compensation--Employment Contracts And Termination Of Employment And Change-In-Control Arrangements--Option Grants" for additional information concerning Mr. Etter's options.

(4) Includes the following numbers of shares underlying options to purchase shares of common stock that currently are exercisable that were granted to each outside director pursuant to our 1995 and 1998 Stock Option Plans:
     Charles Hoffman, 24,000; John Labate, 24,000; and Robert McFann, 24,000. The number of shares indicated also includes the following numbers of shares underlying warrants that currently are exercisable that are held by each of the following persons: Charles Hoffman, 8,000; and Robert J. McFann, 4,000.

(5) Includes 9,343 shares of common stock owned directly by Mr. Knight and 4,000 shares of common stock underlying currently exercisable options. Excludes up to 750,000 incentive warrants to purchase common stock which could be issued to Sheridan Realty Advisors, LLC, a limited liability company of which Mr. Knight is a managing member and 20% owner. These warrants are subject to shareholder approval and are described above in "Executive Compensation - Sheridan Realty Advisors Warrants" and below in Transactions Between The Company And Related Parties - Agreement With Sheridan Realty Advisors".

(6) Includes 54,873 shares of common stock owned directly by Mr. Hewitt; 83,185 shares owned by a trust company of which Mr. Hewitt is a director on behalf of various trust of which Mr. Hewitt is also a beneficiary.

              TRANSACTIONS BETWEEN THE COMPANY AND RELATED PARTIES

     We have been involved in the following transactions with our current and past directors and officers and by persons known by us to be the beneficial owners of five percent or more of our common stock.

Asset Purchases

     Purchase Of State Of Texas Buildings

     In June and July 1998, we acquired 11 office buildings in Texas that are leased to various Texas government agencies. The aggregate purchase price for these buildings included approximately $6,300,000 and 207,200 shares of our common stock at the rate of $5.00 per share. As part of those transactions, the sellers of the properties paid Colorado Bighorn Corporation aggregate commissions of $75,830 and 4,390 shares of common stock. Maxine G. Hedlund, who beneficially owned more than five percent of our outstanding common stock at the time of the transaction, controls and is the President and a director of Colorado Bighorn.

     Purchase Of Four Office Buildings

     In August 1998, we acquired four additional office buildings located in Texas. The primary tenants in each building are branches of Bank Of America, N.A. The aggregate purchase price for the four buildings was $3,625,000. As part of that transaction, we paid Colorado Bighorn aggregate commissions of 13,500 shares of our common stock at the rate of $5.00 per share.

     Purchase Of Keystone Buildings

     On August 12, 1999, we completed the acquisition of three office buildings, known as the Keystone Buildings, located in suburban Indianapolis, Indiana from Sheridan Realty Partners, L.P., an affiliate of Sheridan Realty Advisors, LLC, our advisor, and an affiliate of Messrs. Atkins, Ikenberry, Knight, Hewitt and Greenman, senior members of our management team. The Keystone Buildings contain a total of 95,836 square feet of rentable space. The total purchase price for the Keystone Buildings was $7,944,000, which we paid by assuming approximately $5,255,000 of existing debt and $116,400 of related escrow balances on the properties and issuing 541,593 shares of our common stock at the rate of $4.75 per share. We will issue additional shares if the weighted average trading price of our common stock is not at least $4.75 for the 15 trading days preceding the first anniversary of the acquisition of the Keystone Buildings. In conjunction with the assumption of the debt, we also agreed to indemnify the original guarantors of this debt if we fail to repay it.

     As required pursuant to the Purchase And Sale Agreement with Sheridan Realty Partners, L.P. regarding our acquisition of the Keystone Buildings, we appointed William Atkins and Charles K. Knight to our Board. In December 1999, Mr. Atkins was elected as our Chief Executive Officer. Mr. Atkins is the President and a 16.5% owner of Sheridan Realty Corp., which is the general partner of Sheridan Realty Partners. Sheridan Realty Corp. holds a one percent interest in Sheridan Realty Partners as the general partner and an additional 3.1335% interest as a limited partner. In connection with the acquisition of the Keystone Buildings, Mr. Atkins received approximately 30,196 of the shares of our common stock paid by us as a portion of the purchase price. A trust company for which Mr. Atkins serves as a director serves as trustee for trusts that also received shares of our common stock. Mr. Atkins has no beneficial interest in any shares held by the trust company. Mr. Atkins is also the Chairman and a 20.0% owner of Sheridan Realty Advisors, LLC.

     We hired Sheridan Development, LLC to manage the Keystone Buildings for a one-year term commencing on July 1, 1999. During that term, Sheridan Development is responsible for all aspects of the management and operation of the Keystone Buildings and coordinating the leasing of the Keystone Buildings. As compensation, we pay a management fee equal to 5% of the gross monthly rental income received from the Keystone Buildings. Mr. Atkins is the co-manager, President and a 25.05% owner of Sheridan Development. Mr. Knight is a Vice President and 9.9% owner of Sheridan Development and the President and a 20.0% owner of Sheridan Realty Advisors, LLC. This management agreement was effectively terminated as of January 1, 2000 when Sheridan Realty Advisors became the property manager for all of our properties other than the Texas properties.

     After we purchased the Keystone Buildings, Charles K. Knight purchased from the Crawford, Wilson, Ryan & Agulnick, P.C. Profit Sharing Plan (the "Plan"), a partner in Sheridan Realty Partners, L.P., the 5,343 shares to be received by the Plan as a portion of the purchase price. Mr. Knight paid the Plan $4.40 per share. Mr. Knight was appointed to our Board pursuant to the terms of the Purchase And Sale Agreement with Sheridan and, in December 1999, Mr. Knight was elected as our Secretary.

     Additionally, after our purchase of the Keystone Buildings, William Atkins and the Alexander S. Hewitt Revocable Trust purchased 3,589 shares of common stock from John B. Greenman at a price of $4.75 per share. John Greenman is an employee of Sheridan Realty Advisors, LLC. Alexander S. Hewitt also received 53,079 of the shares of common stock paid by us as a portion of the purchase price for the Keystone Buildings. Mr. Hewitt is Executive Vice President of Sheridan Realty Corp., which is the general partner of Sheridan Realty Partners. The Alexander S. Hewitt Revocable Trust is a 17.50% owner of Sheridan Realty Corp. A trust company for which Mr. Hewitt serves as a director serves as trustee for trusts that received an aggregate of 83,185 additional shares of common stock. Mr. Hewitt is also a beneficiary of some of these trusts. Mr. Hewitt is also the Vice-Chairman and a 20.00% owner of Sheridan Realty Advisors, LLC. Mr. Greenman, our Vice President, is also a Vice President of Sheridan Realty Advisors, LLC. Mr. Ikenberry, our Chief Financial Officer, is also the Chief Financial Officer of Sheridan Realty Advisors, LLC. Both Mr. Greenman and Mr. Ikenberry are 20.0% owners of Sheridan Realty Advisors, LLC

     Other than as described in this section, there are no material relationships between us and our directors, executive officers or known holders of more than five percent of our common stock.

Agreement With Sheridan Realty Advisors, LLC

     Effective January 1, 2000, we entered into an agreement with Sheridan Realty Advisors, LLC for it to assume responsibility for our day-to-day operations. Sheridan Realty Advisors will manage our assets and will assist and advise our Board on real estate acquisitions and investment opportunities. We will pay Sheridan Realty Advisors an administrative fee and a property management and accounting fee for these services. Our agreement with Sheridan Realty Advisors provides that the costs for these services in fiscal 2000 will be no greater than the costs incurred by us for providing these services ourselves or in obtaining them from outside sources in fiscal year 1999. In addition, Sheridan will receive incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of our common stock at $5 per share and an advisory fee based on new real property acquisitions. Issuance of the warrants is subject to shareholder approval and that approval is being requested pursuant to this proxy statement. If the shareholders do not approve the issuance of the warrants, the other provisions of the Property Management And Advisory Agreement remain in effect. See below, "Proposal No. 2 - To Approve Issuance Of Warrants". Mr. Atkins is the co-manager, chairman and a 20.00% owner of Sheridan Realty Advisors, LLC. Mr. Knight is the co-manager, President and a 20.00% owner of Sheridan Realty Advisors, LLC. Sheridan Realty Advisors, LLC plans to utilize the warrants as incentive compensation to its employees and employees of the Company in amounts and subject to vesting requirements to be determined. It is anticipated that William T. Atkins, Charles K. Knight, James
F. Etter, John B. Greenman and Alexander S. Hewitt will receive portions of the warrants.

Conflicts Of Interest Policies

     The Board and our officers are subject to certain provisions of Maryland law which are designed to eliminate or minimize the effects of certain potential conflicts of interest. In addition, the bylaws provide that any transaction between us and an interested party must be fully disclosed to the Board, and that a majority of the directors not otherwise interested in the transaction (including a majority of independent directors) must make a determination that the transaction is fair, competitive and commercially reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

     All future transaction between us and our officers, directors and five percent shareholders will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of independent, disinterested directors of the Company. We believe that by following these procedures, the Company will be able to mitigate the possible effects of these conflicts of interest.

                PROPOSAL NO. 2 - TO APPROVE ISSUANCE OF WARRANTS

     The Board Of Directors recommends that the shareholders approve a proposal for the Company to issue common stock purchase warrants to Sheridan Realty Advisors, LLC. Shareholder approval by a majority of votes cast in person or by proxy is required under the rules of the American Stock Exchange because the warrants may allow Sheridan Realty Advisors to purchase more than 20% of our outstanding common stock and because Sheridan Realty Advisors is owned by certain of our officers and directors. See above, "Transactions Between The Company And Related Parties - Agreement With Sheridan Realty Advisors, LLC".

     Under the Property Management And Advisory Agreement that we entered into with Sheridan Realty Advisors effective January 1, 2000, Sheridan Realty Advisors will receive compensation designed to provide an incentive for its performance in the form of an advisory fee based on new real property acquisitions and five-year warrants to purchase up to 750,000 shares of common stock at $5 per share. Exercise of the warrants can occur after January 1, 2003 only if another vesting event has occurred. If approved by shareholders, the warrants are to be issued as of January 1, 2000 and 225,000 warrants will vest immediately. The balance of up to 525,000 warrants vest only upon completion of an acquisition, purchase or long-term lease of real property by us in an aggregate exercise price equal to 2.1% of the Equity Value of the property acquired. "Equity Value" is equal to the acquisition price of the property (before expenses of purchase) less any mortgage debt assumed or incurred in connection with the acquisition plus any capital expenditures and lease-up costs incurred in connection with the property during the first 12 months of ownership. The total amount of Equity Value of real property subject to the incentive compensation provision shall not exceed $25 million. As stated above, even after a warrant vests, it is not exercisable until January 1, 2003. If the shareholders do not approve the issuance of the warrants, the other provisions of the Property Management And Advisory Agreement remain in effect. For additional information concerning this agreement, see above, "Transactions Between The Company And Related Parties - Agreement With Sheridan Realty Advisors, LLC". Sheridan Realty Advisors, LLC plans to utilize the warrants as incentive compensation to its employees and employees of the Company in amounts and subject to vesting requirements to be determined. It is anticipated that William T. Atkins, Charles K. Knight, James F. Etter, John B. Greenman and Alexander S. Hewitt may receive portions of the warrants.

     The approval of a majority of the shares represented at the annual meeting will be required to approve the issuance of the warrants to Sheridan Realty Advisors.

     The Board Of Directors unanimously recommends a vote "FOR" the proposal to approve the issuance of the warrants to Sheridan Realty Advisors, LLC.

     PROPOSAL NO. 3 - TO RATIFY SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS

     The Board Of Directors recommends that the shareholders vote in favor of electing the certified public accounting firm of Arthur Andersen LLP of Denver, Colorado as the auditors to audit financial statements, review tax returns, and perform other accounting and consulting services for us for the fiscal year ending December 31, 2000 or until the Board Of Directors, in its discretion, replaces them.

     On April 5, 2000, we dismissed Wheeler Wasoff, P.C. as our principal accountant. On April 5, 2000, the Company engaged Arthur Andersen LLP as the principal accountant to audit our financial statements. The Board Of Directors has recommended and approved these actions.

     The accountant's reports of Wheeler Wasoff, P.C. on our consolidated financial statements as of and for the years ended December 31, 1999 and December 31, 1998 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between management and Wheeler Wasoff, P.C. during our two most recent fiscal years or during any subsequent period preceding Arthur Andersen's engagement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure of a nature which if not resolved to the satisfaction of Wheeler Wasoff, P.C. would have caused it to make reference in connection with its report to the subject matter of the disagreements.

     An affirmative vote of the majority of shares represented at the meeting is necessary to ratify our selection of auditors. There is no legal requirement for submitting this proposal to the shareholders; however, the Board Of Directors believes that it is of sufficient importance to seek ratification. Whether the proposal is approved or defeated, the Board may reconsider its selection of Arthur Andersen LLP. It is expected that one or more representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

     The Board Of Directors unanimously recommends vote "FOR" the proposal to ratify the selection of Arthur Andersen LLP as our certified independent accountants.

                                 OTHER BUSINESS

     The Board Of Directors is not aware of any other matters that are to be presented at the Annual Meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the Annual Meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment. See below, "Resolutions Proposed By Individual Shareholders; Discretionary Authority To Vote Proxies".

                                VOTING PROCEDURES

     Votes at the Annual Meeting Of Shareholders are counted by Inspectors Of Election appointed by the Chairman of the meeting. If a quorum is present, an affirmative vote of a majority of the votes entitled to be cast by those present in person or by proxy is required for the approval of items submitted to shareholders for their consideration, including the election of directors, the issuance of the warrants to Sheridan Realty Advisors, LLC, and the ratification of the selection of the independent auditors, unless a different number of votes is required by statute or our Articles Of Incorporation.

     Abstentions by those present at the meeting are tabulated separately from affirmative and negative votes and do not constitute affirmative votes. If a shareholder returns his proxy card and withholds authority to vote for any or all of the nominees, the votes represented by the proxy card will be deemed to be present at the meeting for purposes of determining the presence of a quorum but will not be counted as affirmative votes. Shares in the name of brokers that are not voted are treated as not present.

                RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS;
                     DISCRETIONARY AUTHORITY TO VOTE PROXIES

     In order to be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2001 following the end of our 2000 fiscal year, proposals by individual shareholders must be received by us no later than December 4, 2000. Shareholder proposals also must comply with certain SEC rules and regulations.

     In addition, the proxy solicited by the Board Of Directors for the 2001 annual meeting of shareholders will confer discretionary authority on any shareholder proposal presented at that meeting, unless we are provided with notice of such proposal no later than February 28, 2001.

                     AVAILABILITY OF REPORTS ON FORM 10-KSB

     UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 TO ANY OF THE COMPANY'S SHAREHOLDERS OF RECORD, OR TO ANY SHAREHOLDER WHO OWNS THE COMPANY'S COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON APRIL 24, 2000. ANY REQUEST FOR A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB SHOULD BE MAILED TO THE SECRETARY, AMERIVEST PROPERTIES INC., 1800 GLENARM PLACE, SUITE 500, DENVER, COLORADO 80202, (303) 297-1800.


                           INCORPORATION BY REFERENCE

     We are incorporating by reference into this proxy statement the following information included in a report that we filed with the SEC:

     1. Items 6 (Management's Discussion And Analysis Of Financial Condition And Results Of Operations) and 7 (Financial Statements) included in our Annual Report on Form 10-KSB for the year ended December 31, 1999.

     A copy of that report is being mailed to each shareholder with this proxy statement.

     This Notice and Proxy Statement are sent by order of the Board Of
Directors.


                                              /s/ Charles K. Knight
                                              ---------------------
Dated: May 2, 2000                            Charles K. Knight
                                              Secretary


                                    * * * * *

PROXY                                                                      PROXY
                    For the Annual Meeting Of Stockholders of
                            AMERIVEST PROPERTIES INC.
               Proxy Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints James F. Etter and Charles K. Knight, or either of them, as proxies or __________________ (stockholders may strike the person(s) designated by Management and insert the name and address of the person(s) to vote the proxy and mail the proxy to the named proxy holder(s)) with power of substitution to vote all the shares of the undersigned with all of the powers which the undersigned would possess if personally present at the Annual Meeting Of Stockholders of AmeriVest Properties Inc. (the "Corporation"), to be held at 10:00 a.m. on June 6, 2000, at the Westin Hotel, 1672 Lawrence Street, Denver, Colorado 80202, or any adjournments thereof, on the following matters:

1.   Election of the following directors:


     FOR John A. Labate, Class 1 director      |_|      WITHHOLD AUTHORITY to vote for John A. Labate     |_|

     FOR James F. Etter, Class 1 director      |_|      WITHHOLD AUTHORITY to vote for James F. Etter     |_|

     FOR Harry P. Gelles, Class 1 director     |_|      WITHHOLD AUTHORITY to vote for Harry P. Gelles    |_|

     FOR Charles K. Knight, Class 2 director   |_|      WITHHOLD AUTHORITY to vote for Charles K. Knight  |_|

     FOR William T. Atkins, Class 3 director   |_|      WITHHOLD AUTHORITY to vote for William T. Atkins  |_|

2. Proposal to issue to Sheridan Realty Advisors, LLC five-year warrants to purchase up to 750,000 shares of our Common Stock at $5 per share.

                  ___ For        ___ Against       ___ Abstain

3. Proposal to ratify the selection of Arthur Andersen LLP to serve as our independent certified accountants for the year ending December 31, 2000.

                  ___ For        ___ Against       ___ Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     Unless contrary instructions are given, the shares represented by this proxy will be voted in favor of Items 1, 2 and 3. This proxy is solicited on behalf of the Board of Directors of AmeriVest Properties Inc.

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

                                     Date:
                                     -------------------------------------------


                                     Signature:
                                     -------------------------------------------


                                     Signature:
                                     -------------------------------------------

                                     (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)